Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2020 Results

–Barge Recovery, Strong Utility Structures Demand, and Cherry Acquisition Drive Double-Digit Increases in Second Quarter Revenues and Adjusted EBITDA
–Construction Products Reports Record EBITDA, as Construction Activity in Key States Remained Resilient and Cherry Acquisition Exceeded Expectations
–Strong Cash Flow Generation Reduces Net Debt/EBITDA to 0.4X
–Backlogs Provide Solid Visibility into Early 2021 Despite Mixed Order Environment

DALLAS, Texas - ARCOSA, Inc. - July 30, 2020:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2020 and provided a business update.

Second Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues increased 15% to $498.5 million
•Net income of $33.3 million and Adjusted Net Income of $35.6 million, up 11%
•Diluted EPS of $0.68 and Adjusted Diluted EPS of $0.73, up 12%
•Adjusted EBITDA increased 23% to $78.7 million
•Operating cash flow of $78.8 million; free cash flow of $56.3 million, with free cash flow conversion of 170%
•Repaid $100 million in precautionary first quarter revolver borrowings
•Net debt / EBITDA of 0.4X, for the trailing twelve months and total liquidity of $522 million, including cash of $148 million

COVID-19 Update
•The health and safety of our employees and the communities in which we operate remains our top concern
•Protocols are enhanced continuously to meet or exceed Centers for Disease Control (CDC) standards and other guidelines
•Plants have continued to operate throughout the crisis
•Our businesses support critical infrastructure sectors, as defined by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency (CISA.gov)

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“As we navigate the COVID-19 crisis, our highest priority remains the health and safety of our employees and the communities in which we operate,” noted Antonio Carrillo, President and Chief Executive Officer. “I am deeply impressed by the relentless dedication and effort that our Arcosa team demonstrates every day to keep our operations safe as we deliver critical infrastructure products and services. I am also appreciative of the commitment that our employees have shown to our local communities and small businesses, as we work together supporting the path to recovery.”

Commenting on second quarter performance, Carrillo said, “Our record second quarter results show the strong fundamentals of our infrastructure-related portfolio, along with excellent execution during the pandemic. All three of our segments delivered year-over-year revenue growth, and Adjusted EBITDA outpaced revenue growth.

“Construction Products generated record EBITDA in the second quarter, as our strategy to grow this segment has shifted our overall portfolio towards a more stable set of end markets, and our operating teams executed well. We produced these strong results even with softness in our shoring and lightweight aggregates business, both of which were negatively impacted by COVID-related slowdowns.”

Carrillo continued, “I am also very pleased with our free cash flow generation as we continue to build a ‘cash culture’ across the company. Strong cash flow and low leverage give us flexibility to continue selectively investing in our growth strategy. Since March, we have invested approximately $60 million to acquire three complementary product lines for our utility structures business. We have added traffic, telecom, and concrete structures at attractive valuations, and we expect these markets to continue growing due to strong infrastructure-related demand in our key regions. Additionally, we expect to achieve growth and cost synergies as we integrate them into our North American footprint.

“Looking forward, the path to sustained economic recovery remains uncertain, and order and inquiry activity during the second quarter was mixed. Demand for utility structures continued to be very healthy and lead times remain extended, and wind tower inquiries are progressing for 2021 production. On the other hand, new orders in barge and rail components were weak, as our customers reduced capital spending in the midst of lower equipment utilization. While construction activity has remained healthy in the first half of the year, we continue to monitor federal and state transportation budgets to determine how the crisis may impact future construction spending.”

Carrillo concluded, “We have delivered exceptional results in the first half of 2020, and finished the second quarter with a strong balance sheet and an attractive organic and acquisition pipeline. Although the U.S. economy may be in for an extended period of COVID-related uncertainty, we plan to use this period to continue repositioning our company. In the 18 months since our spin-off, we have made significant progress advancing our long-term vision.”

Second Quarter 2020 Results and Commentary

Construction Products

•Revenues increased 28% to $148.2 million in the second quarter, driven primarily by the acquisition of Cherry. In our legacy construction aggregates businesses, natural aggregates revenues were higher due to a robust increase in volume, partially offset by weakness in our plants serving oil and gas markets.

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•Our specialty materials businesses reported lower revenues, primarily due to reduced volumes in our lightweight aggregates business attributed to COVID 19-related construction delays. Revenues in our trench shoring business decreased by 28%, also as a result of lower volumes as customers reduced capital expenditures during the pandemic.
•Second quarter Adjusted Segment EBITDA increased 46% to $38.6 million, representing a 26.0% margin compared to a 22.9% margin a year ago. Operating efficiencies from higher volumes, lower fuel costs, and reduced maintenance expenses contributed to the year-over-year margin expansion.
•The $297 million Cherry acquisition that was completed in January 2020 continues to perform well. The business has exceeded our financial expectations, integration is on track, and we remain excited to continue growing Cherry's natural and recycled aggregates platforms.

Energy Equipment

•Second quarter revenues were up 9% year-over-year to $222.8 million, driven primarily by higher volumes in utility structures and the addition of the traffic structures business that was acquired in March 2020.
•The revenue increase was partially offset by lower steel prices in utility structures and a combination of lower volume and selling prices in other product lines.
•Adjusted Segment EBITDA decreased 6% to $30.4 million, representing a 13.6% margin compared to a 15.8% margin a year ago. The year-over-year decrease in EBITDA and margin was primarily due to an anticipated reduction in wind tower pricing.
•The combined backlog for wind towers and utility structures was $352.2 million compared to $596.8 million at year end 2019. During the quarter, we received combined wind tower and utility structures orders of $47.3 million.

Transportation Products

•Second quarter revenues increased 11% to $128.2 million, driven by a 62% increase in barge revenues. Deliveries were higher for both dry and liquid barges during the quarter. Higher barge revenues were partially offset by a 57% decline in components revenues, due to the cyclical shift in new railcar demand that preceded the COVID-19 slowdown.
•Adjusted Segment EBITDA increased 26% year-over-year to $21.1 million, representing a 16.5% margin compared to a 14.5% margin a year ago. Barge margins increased due to improved profitability in the backlog, strong operational performance, and the costs in 2019 from the start-up of our Madisonville plant.
•The barge business received orders of $17 million in the quarter. As expected, barge orders were significantly below the last several quarters, as barge utilization declined from the COVID-19 related economic slowdown.
•The underlying fundamentals for a dry barge replacement cycle remain in place, and we experienced an increase in dry barge inquiry activity in July 2020 but below pre-pandemic levels.
•Lower demand for refined products including gasoline and jet fuel, low oil prices, and the uncertain macro-environment have negatively impacted order inquiries for liquid barges.
•The barge backlog was $258.7 million, compared to $346.9 million at year end 2019. Approximately 73% of the backlog is scheduled to deliver in 2020, providing solid near-term visibility. We will continue to evaluate our footprint and capacity to improve our flexibility and allow time for the fundamentals of the barge business to overcome short-term, COVID-related weakness in the market.

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•Demand for steel components continued to decline as the outlook for the North American rail transportation market, which was softening pre-COVID-19, remains uncertain.

Cash Flow and Liquidity

•Operating cash flow was $78.8 million; free cash flow was $56.3 million during the second quarter, with free cash flow conversion of 170% of net income.
•In May, we repaid a $100 million advance under our $500 million revolver that was drawn in March as a precautionary measure.
•Total liquidity was $522.4 million as of the end of the quarter, including cash and an additional $374.0 million of remaining committed credit availability.
•Approximately $15 million of federal and state income tax payments were deferred from the first half of the year into July 2020, following passage of the Coronavirus Aid Relief, and Economic Security Act and similar state provisions.
•In the six months ended June 30, 2020, we invested $43.6 million in capital expenditures and $313.9 million in acquisitions, including the Cherry acquisition as well as two complementary acquisitions totaling $30.3 million within our Energy Equipment Group to expand into traffic and lighting structures as well as concrete transmission poles.
•In July 2020, we further expanded our utility structures product line with the $27.7 million acquisition of a telecommunication structures business.
•At June 30, 2020, we continue to have $34.0 million remaining under our share repurchase authorization.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on July 31, 2020 to discuss 2020 second quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 888-632-3385 for domestic callers and 785-424-1673 for international callers. The conference ID is ARCOSA and the passcode is 272672. An audio playback will be available through 11:59 p.m. Eastern Time on August 14, 2020, by dialing 800-695-2122 for domestic callers and 402-530-9027 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Cherry, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2019, Arcosa's Form 10-Q for the quarter-ended March 31, 2020, Arcosa's Form 10-Q for the quarter-ended June 30, 2020 to be filed on or about July 31, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$498.5	$434.1	$986.7	$845.0
Operating costs:
Cost of revenues	396.8	345.7	788.1	678.5
Selling, general, and administrative expenses	53.9	46.1	105.7	86.9
	450.7	391.8	893.8	765.4
Operating profit	47.8	42.3	92.9	79.6

Interest expense	2.8	1.6	6.1	3.5
Other, net (income) expense	(0.1)	(0.1)	(0.3)	(0.3)
	2.7	1.5	5.8	3.2
Income before income taxes	45.1	40.8	87.1	76.4
Provision for income taxes	11.8	9.0	22.2	16.9
Net income	$33.3	$31.8	$64.9	$59.5

Net income per common share:
Basic	$0.69	$0.66	$1.34	$1.23
Diluted	$0.68	$0.65	$1.33	$1.21
Weighted average number of shares outstanding:
Basic	47.9	47.8	47.9	47.9
Diluted	48.4	48.3	48.4	48.4

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2020	2019	2020	2019
Construction aggregates	$132.1	$93.2	$264.2	$181.6
Other	16.1	22.4	33.4	40.0
Construction Products Group	148.2	115.6	297.6	221.6

Wind towers and utility structures	176.9	151.0	353.3	309.6
Other	45.9	53.3	92.7	103.8
Energy Equipment Group	222.8	204.3	446.0	413.4

Inland barges	107.0	66.1	196.0	115.5
Steel components	21.2	49.2	49.2	97.3
Transportation Products Group	128.2	115.3	245.2	212.8

Segment Totals before Eliminations	499.2	435.2	988.8	847.8
Eliminations	(0.7)	(1.1)	(2.1)	(2.8)
Consolidated Total	$498.5	$434.1	$986.7	$845.0

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2020	2019	2020	2019
Construction Products Group	$24.3	$17.5	$41.1	$28.8
Energy Equipment Group	20.9	25.0	45.8	53.2
Transportation Products Group	15.9	12.6	30.2	20.9
Segment Totals before Corporate Expenses	61.1	55.1	117.1	102.9
Corporate	(13.3)	(12.8)	(24.2)	(23.3)
Consolidated Total	$47.8	$42.3	$92.9	$79.6

Backlog:	June 30, 2020	June 30, 2019
Energy Equipment Group:
Wind towers and utility structures	$352.2	$517.6
Other	$15.5	$45.3
Transportation Products Group:
Inland barges	$258.7	$349.7

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$148.4	$240.4
Receivables, net of allowance	217.7	200.0
Inventories	314.0	283.3
Other	25.8	33.5
Total current assets	705.9	757.2

Property, plant, and equipment, net	892.7	816.2
Goodwill	758.0	621.9
Intangibles, net	146.0	51.7
Deferred income taxes	15.4	14.3
Other assets	42.2	41.2
	$2,560.2	$2,302.5
Current liabilities:
Accounts payable	$108.3	$90.0
Accrued liabilities	118.7	119.4
Advance billings	54.4	70.9
Current portion of long-term debt	4.5	3.7
Total current liabilities	285.9	284.0

Debt	252.1	103.6
Deferred income taxes	99.9	66.4
Other liabilities	73.2	58.1
	711.1	512.1

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,689.4	1,686.7
Retained earnings	182.9	122.9
Accumulated other comprehensive loss	(23.7)	(19.7)
Treasury stock	—	—
	1,849.1	1,790.4
	$2,560.2	$2,302.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Operating activities:
Net income	$64.9	$59.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	54.7	41.5
Stock-based compensation expense	8.8	7.1
Provision for deferred income taxes	2.4	9.3
Gains on dispositions of property and other assets	(1.8)	(1.9)
(Increase) decrease in other assets	(2.1)	0.2
Increase (decrease) in other liabilities	(1.8)	2.3
Other	2.1	(2.8)
Changes in current assets and liabilities:
(Increase) decrease in receivables	12.3	65.3
(Increase) decrease in inventories	(14.7)	(32.2)
(Increase) decrease in other current assets	11.8	4.3
Increase (decrease) in accounts payable	9.1	(13.5)
Increase (decrease) in advance billings	(26.9)	0.9
Increase (decrease) in accrued liabilities	1.5	1.2
Net cash provided by operating activities	120.3	141.2
Investing activities:
Proceeds from dispositions of property and other assets	7.0	2.2
Capital expenditures	(43.6)	(38.9)
Acquisitions, net of cash acquired	(313.9)	(22.8)
Net cash required by investing activities	(350.5)	(59.5)
Financing activities:
Payments to retire debt	(100.7)	(80.7)
Proceeds from issuance of debt	250.3	—
Shares repurchased	(2.0)	(8.0)
Dividends paid to common stockholders	(4.9)	(5.0)
Purchase of shares to satisfy employee tax on vested stock	(3.3)	(4.1)
Other	(1.2)	—
Net cash provided (required) by financing activities	138.2	(97.8)
Net increase (decrease) in cash and cash equivalents	(92.0)	(16.1)
Cash and cash equivalents at beginning of period	240.4	99.4
Cash and cash equivalents at end of period	$148.4	$83.3

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. We adjust EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted EBITDA”). GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$498.5	$434.1	$986.7	$845.0

Net income	33.3	31.8	64.9	59.5
Add:
Interest expense, net	2.7	1.2	5.8	2.8
Provision for income taxes	11.8	9.0	22.2	16.9
Depreciation, depletion, and amortization expense(1)	27.9	21.7	54.7	41.5
EBITDA	75.7	63.7	147.6	120.7
Add:
Impact of acquisition-related expenses(2)	2.5	0.2	4.9	1.6
Impairment charge	0.5	—	1.8	—
Other, net (income) expense(3)	—	0.3	—	0.4
Adjusted EBITDA	$78.7	$64.2	$154.3	$122.7
Adjusted EBITDA Margin	15.8%	14.8%	15.6%	14.5%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income	$33.3	$31.8	$64.9	$59.5
Impact of acquisition-related expenses, net of tax(2)	1.9	0.2	3.7	1.2
Impairment charge, net of tax	0.4	—	1.4	—
Adjusted Net Income	$35.6	$32.0	$70.0	$60.7
(1) Includes the impact of the fair value markup of acquired long-lived assets.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.2 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $0.2 million and $1.0 million for the six months ended June 30, 2020 and 2019, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. We adjust Segment EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted Segment EBITDA”). GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Construction Products
Revenues	$148.2	$115.6	$297.6	$221.6

Operating Profit	24.3	17.5	41.1	28.8
Add: Depreciation, depletion, and amortization expense	13.9	9.0	27.7	17.8
Segment EBITDA	38.2	26.5	68.8	46.6
Add: Impact of acquisition-related expenses(1)	0.4	—	1.9	1.4
Adjusted Segment EBITDA	$38.6	$26.5	$70.7	$48.0
Adjusted Segment EBITDA Margin	26.0%	22.9%	23.8%	21.7%

Energy Equipment
Revenues	$222.8	$204.3	$446.0	$413.4

Operating Profit	20.9	25.0	45.8	53.2
Add: Depreciation and amortization expense	8.1	7.3	15.5	14.3
Segment EBITDA	29.0	32.3	61.3	67.5
Add: Impact of acquisition-related expenses(1)	1.4	—	1.4	—
Add: Impairment charge	—	—	1.3	—
Adjusted Segment EBITDA	$30.4	$32.3	$64.0	$67.5
Adjusted Segment EBITDA Margin	13.6%	15.8%	14.3%	16.3%

Transportation Products
Revenues	$128.2	$115.3	$245.2	$212.8

Operating Profit	15.9	12.6	30.2	20.9
Add: Depreciation and amortization expense	4.7	3.9	9.1	7.7
Segment EBITDA	20.6	16.5	39.3	28.6
Add: Impact of acquisition-related expenses(1)	—	0.2	—	0.2
Add: Impairment charge	0.5	—	0.5	—
Adjusted Segment EBITDA	$21.1	$16.7	$39.8	$28.8
Adjusted Segment EBITDA Margin	16.5%	14.5%	16.2%	13.5%

Operating Loss - Corporate	$(13.3)	$(12.8)	$(24.2)	$(23.3)
Impact of acquisition-related expenses - Corporate(1)	0.7	—	1.6	—
Add: Corporate depreciation expense	1.2	1.5	2.4	1.7
Adjusted EBITDA	$78.7	$64.2	$154.3	$122.7
(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS, Free Cash Flow, and Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in dollars per share)
Diluted EPS	$0.68	$0.65	$1.33	$1.21
Impact of acquisition-related expenses	0.04	—	0.08	0.02
Impairment charge	0.01	—	0.03	—
Adjusted Diluted EPS	$0.73	$0.65	$1.44	$1.23

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions)
Cash Provided by Operating Activities	$78.8	$16.2	$120.3	$141.2
Capital expenditures	(22.5)	(20.9)	(43.6)	(38.9)
Free Cash Flow	$56.3	$(4.7)	$76.7	$102.3

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

June 30, 2020
(in millions)
Total debt	$256.6
Cash and cash equivalents	148.4
Net Debt	$108.2

Adjusted EBITDA (trailing twelve months) (1)	$290.8
Net Debt to Adjusted EBITDA	0.4
(1) Adjusted EBITDA includes 6 month pro-forma adjustment of $18.5 million for Cherry during Q3-Q4 of 2019, using previously disclosed annualized EBITDA of $37M.

972.942.6500	12	arcosa.com